Exhibit 10.1

                       PREFERRED STOCK ISSUANCE AGREEMENT

THIS PREFERRED STOCK ISSUANCE AGREEMENT (this "Agreement") is entered into and effective this 5th day of December 2001 (the "Effective Date"), and is by and between GSE Systems, Inc., a Delaware corporation ("GSE"), and ManTech International Corporation, a New Jersey corporation ("ManTech"). GSE and ManTech may be collectively referred to as the "Parties."

                                    RECITALS

WHEREAS, in accordance with the Allonge and First Modification to Replacement Promissory Note dated April 6, 2001, GSE has issued ManTech a promissory note in the amount of $3.9 million (the "Promissory Note"); and

WHEREAS, pursuant to the authority duly conferred upon GSE's Board of Directors (the "Board"), the Board issued a resolution on May 30, 2001 creating, and authorizing GSE to issue, 39,000 shares of a series of preferred stock (hereinafter the "Series A Preferred Stock"); and

WHEREAS, ManTech has agreed to convert the Promissory Note into equity in exchange for the Series A Preferred Stock; and

WHEREAS, GSE wishes to issue the Series A Preferred Stock to ManTech in exchange for the cancellation, satisfaction, termination, and surrender of the Promissory Note, excluding any interest payment obligations due thereunder as of the Effective Date (hereinafter "Interest Obligations"); and

WHEREAS, ManTech hereby accepts the Series A Preferred Stock under the terms and conditions stated herein; and

WHEREAS, ManTech and GSE desire to enter into this Agreement to establish the respective rights and obligations between the parties.

NOW THEREFORE, in consideration of the mutual promises, covenants, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  ISSUANCE OF SERIES A PREFERRED STOCK

1.1 Subject to the terms and conditions of this Agreement, GSE hereby issues ManTech the Series A Preferred Stock with a par value of $0.01 per share, at a purchase price of $100.00 per share (the "Preferred Purchase Price").

1.2 Upon the Effective Date hereof, the Parties agree that the Promissory Note is hereby cancelled, satisfied, terminated and surrendered, excluding any Interest Obligations. ManTech agrees to deliver, transfer, issue or execute any instruments, documents, certificates or agreements to evidence that the Promissory Note is cancelled, satisfied, terminated and surrendered, excluding the Interest Obligations, if requested by GSE or GSE's lending institution or secured creditor(s).

1.3 GSE agrees to deliver, transfer, issue and/or execute a stock certificate to ManTech to evidence the issuance of the Series A Preferred Stock as contemplated hereunder.

2.  SERIES A PREFERRED STOCK FEATURES

2.1 The Series A Preferred Stock will bear dividends at the rate of 6% per annum on the Preferred Purchase Price per share payable quarterly. Dividends will accumulate if not paid quarterly and compounded interest will accrue beginning thirty (30) days from the end of the quarter on any unpaid dividends.

2.2 The holders of Series A Preferred Stock shall have no voting rights at any meeting of GSE stockholders and shall not be entitled to notice of any such meeting except as may be specifically required by law.

2.3 The issuance of the Series A Preferred Stock is a private issuance of securities and, therefore, is exempt from SEC registration requirements.

2.4 The Series A Preferred Stock is not registered with the SEC under the Securities Act of 1933 and, therefore, is considered restricted securities in accordance with Rule 144 thereof. The Series A Preferred Stock cannot be offered for sale or sold except as specifically stated herein.

2.5 In the event of liquidation, dissolution or winding-up of GSE, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to be paid the sum of $100.00 per share before any distribution is made to the holders of GSE common stock.

2.6 The Series A Preferred Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all other series of GSE's preferred stock except as otherwise specifically provided.

2.7  The Series A Preferred Stock shall not be redeemable.

2.8 The holders of Series A Preferred Stock shall not have any preemptive rights to acquire additional shares of stock of any class which GSE may elect to issue or sell.

2.9 The holder of the Series A Preferred Stock agrees to a holding period of at least one (1) year from the Effective Date hereof.


3.  CONVERSION RIGHTS OF SERIES A PREFERRED STOCK

3.1 Each holder of the Series A Preferred Stock shall have the following conversion rights: (A) Optional Conversion: each share of the Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time within three (3) years from the Effective Date into such number of fully paid and non-assessable shares of GSE common stock as is determined by dividing the per share Preferred Purchase Price by the conversion price of $2.645 per share; or (B) Mandatory Conversion: Upon the expiration of the three-year conversion period, each share of Series A Preferred Stock still in effect shall automatically convert into such number of fully paid and non-assessable shares of GSE common stock as is determined by dividing the per share Preferred Purchase Price by the conversion price of $2.645 per share. Upon conversion under either (A) or
     (B), the Series A Preferred Stock converts into an aggregate of 1,474,480 shares of GSE common stock at the price of $2.645 per share. Any accrued and unpaid dividends on the shares of Series A Preferred Stock convert into a debt represented by a promissory note to the last holder of such shares of Series A Preferred Stock.

3.2 ManTech may only exercise the Optional Conversion upon providing GSE and GP Strategies Corporation ("GP Strategies") at least ten (10) days prior written notice.

3.3 The Optional Conversion may only be exercised by the holder of Series A Preferred Stock upon the surrender of any certificate(s) therefor, duly endorsed, or upon providing other documentary evidence establishing the ownership thereof, to GSE or GSE's transfer agent, by giving notice to GSE at its principal corporate office or to such transfer agent, including the election to convert the same and stating the name(s) in which the certificate(s) for shares of GSE common stock are to be issued. As of the close of business on the date of the conversion, the person(s) entitled to receive the shares of GSE common stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of GSE common stock.

3.4 Upon Mandatory Conversion, each certificate or other document for shares of Series A Preferred Stock shall be deemed to evidence the shares of GSE common stock into which the shares of Series A Preferred Stock were converted. Any holder of shares of GSE common stock so converted shall surrender any certificate(s) issued in connection with such holder's acquisition of Series A Preferred Stock to GSE or GSE's transfer agent, and shall provide the name(s) in which the certificate(s) for shares of GSE common stock are to be issued.

4.  RESTRICTIONS ON TRANSFER OF SERIES A PREFERRED STOCK

4.1  Any transfer of shares of Series A Preferred Stock except (a) to
     GSE, or (b) to GP Strategies pursuant to Section 5.1, or (c) pursuant to a pledge of the Series A Preferred Stock to ManTech's institutional lenders or the transfer of the Series A Preferred Stock pursuant to such pledge, shall be null and void, and GSE shall refuse to recognize any such transfer and shall not reflect on its records any change in record ownership of the Series A Preferred Stock pursuant to any such transfer and the intended transferee of such shares shall be deemed never to have had an interest therein.

4.2 The certificate issued pursuant to Section 1.3 shall contain a restrictive legend affixed thereto stating that the Series A Preferred Stock has not been registered under the Securities Act of 1933 or the securities laws of any state and, in addition to any other legends that may be required under federal or state securities laws, will contain an endorsement by the Secretary of GSE as follows:

     The Series A Preferred Stock evidenced by this certificate is subject to the restrictions on transfer set forth in the Certificate of Incorporation, as amended, of the Corporation. The Corporation will furnish information about the restrictions to any stockholder upon request and without charge.

4.3 GSE may note upon its stock transfer records a "stop transfer order" with respect to the Series A Preferred Stock in order to enforce the restrictions on transfer stated herein. Neither GSE nor its transfer agent shall be liable for any refusal to transfer the Series A Preferred Stock upon the books of GSE, except in compliance with the terms and conditions of such restrictions.

4.4 The restrictions on transfer set forth herein shall terminate upon the earlier to occur of conversion of the Series A Preferred Stock to GSE common stock or any of the following events: (a) a determination by the Board, (b) the cessation of GSE's business, or (c) the bankruptcy, liquidation, receivership, or dissolution of GSE.

5.  GP STRATEGIES OPTION

5.1 GSE acknowledges that ManTech has an agreement with GP Strategies granting GP Strategies an option to acquire 19,500 shares of the Series A Preferred Stock from ManTech upon the payment of $1,950,000, plus any accrued and unpaid dividends. Such option may only be exercised by GP Strategies before ManTech exercises its option to convert the Series A Preferred Stock to GSE common stock. Upon the exercise of the option, GP Strategies will acquire 19,500 shares of Series A Preferred Stock under the same terms and conditions as ManTech.

6.  REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1 GSE hereby represents, warrants and covenants that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) it has the corporate power and authority to own, lease and operate its properties and conduct its business in the manner in which its business is now being conducted, to execute and deliver this Agreement, to issue the Series A Preferred Stock and the GSE common stock issuable upon conversion thereof, and to carry out the provisions of this Agreement, (c) the execution and delivery of this Agreement and the performance of the transactions contemplated thereby, including the issuance of the Series A Preferred Stock and the GSE common stock issuable upon conversion thereof, have been duly authorized and approved by all necessary corporate action on the part of GSE, its officers, directors and shareholders, (d) it shall at all times reserve and keep available out of its authorized but unissued shares of common stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock, and (e) the Series A Preferred Stock, when issued and delivered in accordance with this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and the GSE common stock issuable upon conversion of the Series A Preferred Stock has been duly and validly reserved for issuance and upon issuance will be duly and validly issued, fully paid and non-assessable.

6.2 ManTech hereby represents, warrants and covenants that: (a) it is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, (b) it has the corporate power and authority to own, lease and operate its properties and conduct its business in the manner in which its business is now being conducted, to execute and deliver this Agreement, and to carry out the provisions of this Agreement,
     (c) it is acquiring the Series A Preferred Stock for its own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof or with any intention of disposing of the same or any interest therein, except as expressly stated at Sections 4.1 or 5.1,
     (d) it is experienced in evaluating and investing in securities of public companies, can bear the economic risk of its investment, and that it has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Series A Preferred Stock, (e) it is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, (f) it understands that the Series A Preferred Stock (and any GSE common stock issued on conversion thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933 or an exemption therefrom, but in no event shall any registration or exemption be available for at least one (1) year from the Effective Date hereof, and (g) it understands that the Series A Preferred Stock (and any GSE common stock issued on conversion thereof) may only be sold in compliance with Rule 144 under the Securities Act of 1933.

7.  MISCELLANEOUS

7.1 If any term or provision of this Agreement shall be held to be invalid, illegal or unenforceable, the balance of the Agreement shall not be affected and it shall remain in full force and effect.

7.2 This Agreement, including the rights and obligations of the Parties hereto, shall be governed by the laws of the State of Maryland, excluding its conflict of laws principles.

7.3 This Agreement may be executed in counterparts (whether original or facsimile counterparts), each of which upon due execution shall be deemed an original and part of the same document.

7.4 Except with respect to Sections 4.1 or 5.1, this Agreement may not be assigned or transferred by one party without the other party's prior written consent.

7.5 This Agreement constitutes the exclusive and entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement supersedes any prior proposals, representations, commitments, understandings or agreements, whether oral or written, with respect to the subject matter hereof. No amendment or modification of this Agreement shall be valid or binding unless set forth in writing and duly executed by the Parties hereto.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ManTech International Corporation:          GSE Systems, Inc.:


By:      ________________________           By:      _______________________

Name:    ________________________           Name:    _______________________

Title:  _________________________           Title:   _______________________